(a)(5)(v)
55 SHUMAN BOULEVARD — SUITE 400 ■ NAPERVILLE ■ IL ■ 60563 ■ PH: 630-848-3000 ■ FX: 630-848-3149
M E M O R A N D U M

DATE:	July 11, 2006

TO:	Laidlaw Equity Plan Participants

FROM:	Mary Jordan, Beth Corvino and Richard Parker

SUBJECT:	Participation in Announced Tender Offer

     As many of you know, on July 10, 2006 the Company announced it is commencing a modified “Dutch Auction” tender offer for up to 15,000,000 shares of its common stock (“Tender Offer”). All participants in Laidlaw’s equity plan may participate in the Tender Offer, in accordance with the terms of the Tender Offer, without regard to the Company’s trading policy. After the Trading Window closes, you may not otherwise sell or buy shares of Laidlaw common stock, but may participate in the Tender Offer. Finally, you do not need to obtain pre-clearance from the Legal Department to tender your shares of Laidlaw common stock into the Tender Offer.
     You will receive documentation regarding the Tender Offer through your broker, Merrill Lynch.